UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

TILDEN ASSOCIATES, INC.
(Name of Registrant As Specified In Charter)

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	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF TILDEN ASSOCIATES, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

TILDEN ASSOCIATES, INC.
1501 Broadway, 27th Floor
New York, New York 10036

INFORMATION STATEMENT
(Definitive)

March 30, 2012

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the stockholders of Tilden Associates, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify the stockholders of Tilden Associates, Inc., a Delaware corporation (the “Company”) holding common stock, par value $0.0005 per share (the “Common Stock”) that on March 2, 2012, the Company received a unanimous written consent in lieu of a meeting of the holders of our Common Stock.

The majority shareholders of the Company holding 13,421,642 shares of Common Stock or 56.64% of the Company (the “Tilden Majority Shareholders”) authorized the following corporate actions: (i) name change of the Company from Tilden Associates, Inc. to Carrier Alliance Holdings, Inc. (the “Name Change”); (ii) increase in the number of authorized shares of capital stock from Thirty Million (30,000,000) shares to Two Hundred Million (200,000,000) shares of capital stock (the “Authorized Share Increase”); (iii) amendment to the articles of incorporation to authorize the creation of Fifty Million (50,000,000) shares of “Blank Check” preferred stock (the “Creation of Preferred Stock”); and (iv) 1 for 10 (1:10) reverse stock split of the Company’s issued and outstanding shares of Common Stock (the “Reverse Stock Split”).

On March 2, 2012, the Board of Directors of the Company (the “Board”) approved, and recommended for approval to the Tilden Majority Shareholders having the power to vote with respect to the Common Stock of the Company, the Name Change, Authorized Share Increase, the Creation of Preferred Stock and the Reverse Stock Split (collectively the “Actions”).

On March 2, 2012, the Tilden Majority Shareholders approved each of the Actions by written consent in lieu of a meeting in accordance with the Delaware General Corporation Law (the “DGCL”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Actions.

We will mail the notice to the holders of our Common Stock on or about March 31, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes that the stockholders of the Company will benefit from changing the name of the Company from Tilden Associates, Inc. to Carrier Alliance Holdings, Inc. because it will more accurately represent the products and business operations of the Company to the public.

The Board believes that the stockholders of the Company will benefit from the Authorized Share Increase because it will enable the Company to maintain financing and increase capital raising ability. The additional authorized shares of capital stock could be used for the issuance of preferred stock, potential strategic transactions, including among other things, acquisitions, strategic partnerships, joint ventures, restructures, business combinations and investments, although currently there are no plans to do so.

The Board believes that the stockholders of the Company will benefit from the Creation of Preferred Stock because it will provide our Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to our Common Stock. The Creation of Preferred Stock will allow preferred stock to be available for issuance from time to time and with such features as determined by our Board for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for Common Stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by our Company.

The Board believes that the stockholders of the Company may benefit from the Reverse Stock Split because such Reverse Stock Split could be a catalyst for an increase in the price of the Common Stock, which in turn could increase the marketability and liquidity of the Company’s Common Stock, as well as increase the profile of the Company for private investment, acquisitions and other future opportunities that become available to the Company.

Accordingly, it was the Board’s opinion that the Actions would better position the Company to attract potential business candidates and provide our stockholders a greater potential return.

INTRODUCTION

The DGCL provides that unless otherwise stated in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power. The DGCL, however, requires that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the company.

In accordance with the foregoing, we will mail the notice to the holders of Common Stock on or about March 31, 2012.

This Information Statement contains a brief summary of the material aspects of each of the Actions approved by the Board of the Company and the Tilden Majority Shareholders.

Capital Stock

The Company’s authorized capital stock consists of 30,000,000 shares, of which 30,000,000 are shares of Common Stock, par value $0.0005 per share. Each share of our Common Stock entitles the holder to one vote for each share on all matters submitted to a stockholder vote. Currently, there are 58 holders of Common Stock resulting in the holders of Common Stock holding in the aggregate approximately 100% of the total voting power of all issued and outstanding voting capital of the Company. As of March 30, 2012 there were 23,694,028 shares pre-Reverse Stock Split of our Common Stock issued and outstanding. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Actions is 23,694,028.

The following table sets forth the name of the holders of Common Stock of the Company which voted to approve the Actions, the number of shares of Common Stock held by the stockholders, the total number of votes that the stockholders voted in favor of the Actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor of the Actions.

Name of Stockholder	Number of Shares of Common Stock Held	Number of Votes Held by such Stockholder	Number of Votes that Voted in Favor of the Actions	Percentage of the Votes that Voted in Favor of the Actions (3)
Christopher Panzeca(1)	6,000,000	6,000,000	6,000,000	25.32%
James Stanco(2)	6,000,000	6,000,000	6,000,000	25.32%
Tilden International, Inc.(3)	1,421,642	1,421,642	1,421,642	6%
Total	13,421,642	13,421,642	13,421,642	56.64%

1. On February 15, 2012, Christopher Panzeca was appointed Chief Executive Officer of the Company.
2. On February 15, 2012, James Stanco was appointed Chief Financial Officer of the Company.
3. Tilden International, Inc. is controlled by our director, Robert Baskind.
4. The total aggregate amount of votes entitled to vote regarding the approval of the Actions is 23,694,028 consisting of 23,694,028 shares of Common Stock issued and outstanding as of March 30, 2012.

ACTIONS TO BE TAKEN

The Name Change, Authorized Share Increase, Creation of Preferred Stock and Reverse Stock Split will become effective on the date that we file the amended and restated certificate of incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Delaware. Such filing can occur no earlier than twenty (20) calendar days after the mailing of the notice of internet availability.

Notwithstanding the foregoing, we must first notify FINRA of the intended Name Change and Reverse Stock Split by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the anticipated record date of such Actions.  Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act. In connection with the Name Change, we will request a new trading symbol, but such request will not be processed until sixty (60) days after FINRA has announced the Name Change to the market.

We currently expect to file the Amendment on April 20, 2012.

With respect to each Action described in this Information Statement, the Board reserves the right, notwithstanding that the holders of Common Stock have approved each Action, to elect not to proceed with one or more Actions if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of the Company’s stockholders to consummate any one or more of the Actions.

NAME CHANGE

REASONS

We believe that changing the name of the Company from Tilden Associates, Inc. to Carrier Alliance Holdings, Inc. will more accurately reflect and represent to the public the business of the Company. In connection with the Name Change, we intend to file with FINRA a request to obtain a new trading symbol. Our request for a new trading symbol, however, will not be processed until sixty (60) days after FINRA has announced our Name Change to the market.

WHEN THE NAME CHANGE WILL GO INTO EFFECT

Prior to filing the Amendment reflecting the Name Change, we must first notify FINRA by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the anticipated record date of the Name Change.  Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES
OF CAPITAL STOCK

GENERAL

The number of authorized shares of our capital stock will be increased from Thirty Million (30,000,000) shares to Two Hundred Million (200,000,000) shares (the “Authorized Share Increase”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The Board believes the Authorized Share Increase is necessary in order to maintain our capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. The additional One Hundred Seventy Million (170,000,000) shares of authorized capital stock will be available for issuance by the Board for preferred stock, stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The additional shares of authorized capital stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are currently no plans to do so. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of our Common Stock. At this time, the Board has no current plans to issue any of the additional shares of capital stock that would be authorized by this proposal. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The increase in the authorized number of shares of capital stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued capital stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional shares of capital stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common Stock be used as a type of anti-takeover device.

CREATION OF BLANK CHECK PREFERRED STOCK

GENERAL

The amendment to our articles of incorporation will create 50,000,000 authorized shares of “blank check” preferred stock. Our articles of incorporation do not currently authorize a class of preferred stock. However, we believe that for us to successfully execute our business strategy we will need to raise investment capital and it may be preferable or necessary to issue preferred stock to investors. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation or other rights in preference over the Common Stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for our Company, or as may be required by the capital markets, the amendment to the articles of incorporation will create 50,000,000 authorized shares of “blank check” preferred stock for us to issue.

The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by the shareholders and the terms, rights and features of which are determined by our Board upon issuance. The authorization of such blank check preferred stock would permit our Board to authorize and issue preferred stock from time to time in one or more series.

Subject to the provisions of our amendment to the articles of incorporation and the limitations prescribed by law, our Board would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the shareholders. Our Board would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of our Company and our shareholders. The amendment to the articles of incorporation would give our Board flexibility, without further shareholder action, to issue preferred stock on such terms and conditions as the Board deems to be in the best interests of our Company and our shareholders.

PURPOSE OF CREATING BLANK CHECK PREFERRED STOCK

The amendment to the articles of incorporation will provide our Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to our Common Stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by our Board for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for Common Stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by our Company.

EFFECT OF ISSUING BLANK CHECK PREFERRED STOCK

Issuance by our Company of preferred stock could dilute both the equity interests and the earnings per share of existing holders of the Common Stock. Such dilution may be substantial, depending upon the amount of shares issued. Newly authorized shares of preferred stock could also have voting superior to the Common Stock, and therefore would have a dilutive effect on the voting power of existing shareholders.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of our Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of our Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our Company by tender offer or other means. Such issuances could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to shareholders generally.

While the amendment may have anti-takeover ramifications, our Board believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire our Company to negotiate directly with the Board enabling the Board to consider the proposed transaction in a manner that best serves the shareholders' interests.

There are currently no plans, arrangements, commitments or understandings for the issuance of shares of preferred stock.

1-FOR-10 REVERSE STOCK SPLIT

GENERAL

Our Board approved by unanimous written consent the Reverse Stock Split. Pursuant to the Reverse Stock Split, each ten (10) shares of our Common Stock will be automatically converted, without any further action by the holders of Common Stock, into one share of Common Stock. No fractional shares of Common Stock will be issued as the result of the Reverse Stock Split. Instead, the Company will issue to the holders of Common Stock one additional share of Common Stock for each fractional share. The Company anticipates that the effective date of the Reverse Stock Split will be on or about May 1, 2012.

At this time we have no plans, agreements or understandings with respect to issuing any of the shares that will be authorized but not issued after the Reverse Stock Split has been accomplished.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE ISSUANCE OF SHARES PURSUANT TO THE FRACTIONAL SHARES.

PURPOSE AND MATERIAL EFFECTS OF THE REVERSE STOCK SPLIT

Our Board believes that, among other reasons, the number of outstanding shares of Common Stock have contributed to a lack of investor interest in the Company and has made it difficult for the Company to attract new investors and potential business candidates. Our Board proposed the Reverse Stock Split as one method to attract business opportunities for the Company. Our Board believes that the Reverse Stock Split could increase the stock price of our Common Stock and that the higher stock price could help generate interest in the Company by investors and provide business opportunities.

However, the effect of the Reverse Stock Split, if any, upon the stock price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies like us is varied. Further, we cannot assure you that the stock price of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding as a result of the Reverse Stock Split because, among other things, the stock price of our Common Stock may be based on our performance and other factors as well.

The principal effect of the Reverse Stock Split will be the reduction in the number of shares of Common Stock issued and outstanding from 23,694,028 shares as of March 30, 2012 to approximately 2,369,403 shares (depending on the number of fractional shares that are issued). The Reverse Stock Split will affect all of our holders of Common Stock uniformly and will not affect any holders of our Common Stock percentage ownership interest in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our holders of Common Stock holding a fractional share. The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split shall not affect any rights, privileges or obligations with respect to the shares of Common Stock existing prior to the Reverse Stock Split, nor does it increase or decrease the market capitalization of the Company. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” under Rule 13e-3 of the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

By reducing the number of issued and outstanding shares of Common Stock, more shares of Common Stock are available for issuance as a result of the Reverse Stock Split. The Board believes that the availability of more shares of Common Stock for issuance will allow the Company greater flexibility in pursuing financing from investors and issuing shares of Common Stock in exchange for such financing, meeting business needs as they arise, taking advantage of favorable opportunities, and responding to a changing corporate environment.

The following chart depicts the capitalization structure of the Common Stock of the Company both pre-Reverse Stock Split and post-Reverse Stock Split:

Pre-Reverse Stock Split

Authorized Shares of Common Stock	Issued Shares	Authorized but Unissued
30,000,000	23,694,028	6,305,972
Post-Reverse Stock Split

Authorized Shares	Issued Shares	Authorized but Unissued
200,000,000(1)	2,369,403	197,630,597

(1)	The Company will have 200,000,000 authorized shares of capital stock upon effect of the Authorized Share Increase as described herein.

CERTAIN RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

You should recognize that you will own a fewer number of shares of Common Stock than you presently own. While we hope that the Reverse Stock Split will result in an increase in the potential stock price of our Common Stock, we cannot assure you that the Reverse Stock Split will increase the potential stock price of our Common Stock by a multiple equal to the inverse of the Reverse Stock Split ratio or result in the permanent increase in any potential stock price (which is dependent upon many factors, including our performance and prospects). Should the stock price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the possibility exists that potential liquidity in the stock price of our Common Stock could be adversely affected by the reduced number of shares of Common Stock that would be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of holders of Common Stock of the Company who own odd lots (less than 100 shares). Holders of Common Stock who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. As a result, we cannot assure you that the Reverse Stock Split will achieve the desired results that have been outlined above.

ANTI-TAKEOVER EFFECTS OF THE REVERSE STOCK SPLIT

THE OVERALL EFFECT OF THE REVERSE STOCK SPLIT MAY BE TO RENDER MORE DIFFICULT THE CONSUMMATION OF MERGERS WITH THE COMPANY OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE IT DIFFICULT TO REMOVE MANAGEMENT.

A possible effect of the Reverse Stock Split is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s voting securities and the removal of incumbent management. Our management could use the additional shares of Common Stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent holders of Common Stock that would provide an above market premium by issuing additional shares of Common Stock.

The Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Nor is the Reverse Stock Split a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reason for the Reverse Stock Split is to increase the amount of shares of Common Stock that the Company is able to issue in order to attract potential investors and conduct equity financings.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

We anticipate that the Reverse Stock Split will become effective on May 1, 2012, or as soon thereafter as is reasonably practicable (the “Effective Date”). Beginning on the Effective Date, each stock certificate representing pre-Reverse Stock Split shares of Common Stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares of Common Stock.

Our transfer agent, Continental Stock Transfer and Trust Company, will act as exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares of Common Stock are asked to surrender to the Exchange Agent stock certificates representing pre-Reverse Stock Split shares of Common Stock in exchange for stock certificates representing post-Reverse Stock Split shares of Common Stock in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement. No new stock certificates will be issued to a holder of Common Stock until such holder of Common Stock has surrendered the outstanding stock certificate(s) held by such holder of Common Stock, together with a properly completed and executed letter of transmittal.

Further, prior to filing the Amended and Restated Certificate of Incorporation reflecting the Reverse Stock Split, we must first notify the Financial Industry Regulatory Authority (“FINRA”) by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to our anticipated record date of April 1, 2012 for the Reverse Stock Split. Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act.

HOLDER OF OUR COMMON STOCK SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

No fractional shares of Common Stock will be issued as the result of the Reverse Stock Split. Instead, the Company will issue to the holders of Common Stock one additional share of Common Stock for each fractional share.

NO APPRAISAL RIGHTS

Under the DGCL our holders of Common Stock are not entitled to appraisal rights in connection with the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 30, 2012 of (i) each person known to us to beneficially own more than 5% of any class of our capital stock; (ii) our directors; (iii) executive officers; and (iv) our directors and named executive officers as a group. As of March 30, 2012, there were a total of 23,694,028 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on matters of which holders of voting stock of the Company are eligible to vote. The column entitled “Percentage of Ownership” shows the percentage of total voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire, within sixty (60) days of March 30, 2012 through the exercise or conversion of any stock option, convertible security, warrant or other right.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Ownership
Officers and Directors Christopher Panzeca 1501 Broadway, 27th Floor New York , New York 10036	6,000,000	25.32%

James Stanco 1501 Broadway, 27th Floor New York , New York 10036	6,000,000	25.32%

Robert Baskind (2) 300 Hempstead Turnpike West Hempstead, New York 11552	1,421,642	6%

All officers and directors as a group (3 persons named above)	13,421,642	56.64%

5% Beneficial Owners Tilden International, Inc. (2) 300 Hempstead Turnpike West Hempstead, New York 11552	1,421,642	6%

Total (3)	13,421,642	56.64%

(1) Beneficial ownership generally includes voting or investment power with respect to securities. Unless otherwise indicated, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the securities. Beneficial ownership is determined in accordance with Rule 13d–3(d)(1) under the Exchange Act and includes securities for which the beneficial owner has the right to acquire beneficial ownership within 60 days.
(2) Tilden International, Inc. is controlled by our director, Robert Baskind.
(3) Based on 23,694,028 shares of Common Stock issued and outstanding, par value $0.0005 per share as of March 30, 2012.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Quarterly Report on Form 10-Q for the three months ended September 30, 2011;

(2)	Quarterly Report on Form 10-Q for the three months ended June 30, 2011;

(3)	Quarterly Report on Form 10-Q for the three months ended March 31, 2011; and

(4)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

You may request a copy of these filings, at no cost, by writing Tilden Associates, Inc. at 1501 Broadway, 27th Floor New York, New York 10036. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

Dated: March 30, 2012

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Christopher Panzeca
Name:	Christopher Panzeca
Title:	Director